EXHIBIT 99.2 Press Release Dated April 27, 2006

Buckeye Ventures, Inc. (formerly World Wide Motion Pictures Corporation) Announces New Trading Symbol
LOS ANGELES--(BUSINESS WIRE)--April 27, 2006--Buckeye Ventures, Inc., formerly World Wide Motion Pictures Corporation (OTCBB:WWMO), announced today that the NQB (the National Quotations Bureau) has assigned the Company a new trading symbol (OTCBB:BEYV), effective at the start of business on April 27, 2006.

The name change to Buckeye Ventures, Inc. and the resulting change in ticker symbol to BEYV is a result of a Share Exchange Agreement between World Wide Motion Pictures Corp. and Buckeye Ventures, Inc. and reflects the nature of BEYV's business operations following the transaction. In connection with the Share Exchange, World Wide Motion Pictures Corporation became a wholly-owned subsidiary of Buckeye Ventures, Inc.

Holders of stock certificates bearing the name "World Wide Motion Pictures Corporation" may continue to hold them and will not be required to exchange them for new certificates or take any other action.

Said BEYV CEO Alan Mintz, "The name change and new symbol are two more steps in moving BEYV along its new business path of strategic acquisitions in the HVAC and plumbing home services industries."
BEYV was formed for the purpose of acquiring and operating businesses in the HVAC (heating, ventilation and air conditioning) and Plumbing home services industries, with the objective of creating a national brand for the consumer in a space where there is no established recognizable national name. BEYV has committed to an acquisition schedule and has already begun acquiring residential service companies, with plans to become a leader in the HVAC and plumbing sectors by providing many small and mid-sized local and regional operators with the opportunity to become part of a growing national conglomerate that is a publicly held company.

Any forward-looking statements contained in this release reflecting management's best judgment based on factors currently known involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors including but not limited to Buckeye's ability to enter into various financing programs, roll-up business acquisitions and competition from other companies.

Contacts: Buckeye Ventures, Inc. Larry Weinstein, 949-230-9229 World Wide Motion Pictures Corporation Jeffrey Caruana, 714-960-7264